Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 10.1

DATED

SYNCONA IP HOLDCO LIMITED    (1)

(“Syncona”)

and

GYROSCOPE THERAPEUTICS LIMITED    (2)

(“Licensee”)

AMENDED & RESTATED

EXCLUSIVE PATENT

LICENCE AGREEMENT

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Contents

1	Definitions and Interpretations	3
1.1	Definitions	3
1.2	Interpretation	8
1.3	Schedules	9
2	Grant of rights	9
2.1	Licences	9
2.2	Formal licences	10
2.3	Sub-licensing	10
3	Confidentiality	12
3.1	Confidentiality	12
3.2	Use of Confidential Information	12
3.3	Disclosing Confidential Information	12
3.4	Exceptions to confidentiality obligations	12
3.5	Return of Confidential Information and survival of confidentiality obligations	13
3.6	Relationship with Clause 18 of the SSA	13
4	Payments	13
4.1	Initial payment and reimbursement of patent costs	13
4.2	Net Sales Value Reporting	13
4.3	Royalties on Royalty Products (including those sold by Sub-Licensees)	13
4.4	Royalty Stacking	14
4.5	Payment terms	15
4.6	Equity	15
4.7	Financial Reports	15
4.8	Records	16
5	Commercialisation obligations	17
5.1	Commercialisation	17
6	Intellectual property	17

6.1	Patent protection	17
6.2	Infringement of the Patents	18
6.3	Infringement of third party rights	19
7	Warranties and liability	19
7.1	Status of technology embodied in the Patent and responsibility for development of Licensed Products	19
7.2	Syncona representations and warranties	19
7.3	Liability and indemnity	20
8	Duration and termination	22
8.1	Term	22
8.2	Early termination by the Licensee	22
8.3	Early termination by either Party	22
8.4	Consequences of termination	22
9	General	24
9.1	Force majeure	24
9.2	Assignment	24
9.3	Waiver	24
9.4	Invalid clauses	24
9.5	No agency	24
9.6	Notices	25
9.7	Law and jurisdiction	25
9.8	Further action	25
9.9	Announcements	26
9.10	Entire agreement	26
9.11	Third party rights	26
9.12	Insurance	26
9.13	Legal Compliance	26
Schedule 1		28
Part A The Patent		28
Schedule 2		30
Part A : Payment and Report Schedule		30
Part B : Financial Report Format		31

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

THIS AGREEMENT dated is between:

(1)	SYNCONA IP HOLDCO LIMITED (“Syncona”), a company incorporated in England and Wales (registered number [**]) whose registered address is at [**];

and

(2)	GYROSCOPE THERAPEUTICS LIMITED (the “Licensee”) a company incorporated in England and Wales (registered number [**]) whose registered office is at [**].

RECITALS:

(A)	The Licensee wishes to have rights in relation to the Patents to enable the development and commercialisation of Licensed Products in the Field and in the Territory.

(B)

On 12 May 2016 Syncona Management LLP and the Licensee entered into an Exclusive Patent Licence Agreement in relation to certain patents (comprising the Patents) (the “Original Licence”). On 20 December 2016 the Original Licence was assigned by Syncona Management LLP to Syncona.

(C)	On 1 October 2019 Syncona and the Licensee entered into a new agreement that restated and superseded the Original Licence (the “Restated Original Licence”).

(D)	The Restated Original Licence was amended by a Deed of Amendment dated 7 April 2020 and further amended by a Second Deed of Amendment dated 27 January 2021.

(E)

The Licensee and Syncona wish to enter into this Agreement to further amend and restate the Restated Original Licence (as amended by the deeds of amendment referred to in Recital D) with effect from the date of this Agreement.

IT IS AGREED as follows:

1	Definitions, Interpretations and Amendment

1.1	Definitions

In this Agreement, the following words shall have the following meanings:

Affiliate	means with respect to a legal entity, any other legal entity that directly or indirectly, controls, is controlled by or is under common control with such legal entity; “control”, and with correlative meanings, “controlled by” and “under common control with”, shall mean: (a) the possession, directly or indirectly, of the power to direct the management or policies of a company or person, whether through the ownership of voting securities, by contract or otherwise; or (b) the ownership, directly or indirectly, of at least 50% of the outstanding voting securities or other ownership interest of a legal entity;

Agreement	this document, including its Schedules

Anniversary	an anniversary of the Commencement Date.

Calendar Quarter	the respective periods of three (3) consecutive calendar months ending on 31 March, 30 June, 30 September and 31 December.

Cambridge Enterprise or CE	Cambridge Enterprise Limited, a company incorporated in England with company registration number [**].

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Cambridge Enterprise Amounts	means the sum of all payments made, and the value of any non-monetary consideration given, by the Licensee under the terms of the Cambridge Enterprise Licence in connection with the rights granted under, and payments and non-monetary consideration received by Licensee pursuant to, the Freeline Sub-Licence or the Purespring Sub-Licence.

[**]	[**]

Cambridge Enterprise Licence	means the licence agreement entered into by Cambridge Enterprise and the Licensee dated 12 May 2016 as currently in force at the Effective Date of this Agreement, as amended by any amendment or restatement of such licence agreement.

Cambridge Enterprise Patents

(a)   patent applications [**];

(b)   any continuations, continuation applications, continuations-in-part, continuation-in-part applications, divisional applications, national or international patent applications anywhere in the world in each case that claim priority from the patent applications falling within (a) above and/or any of their priority filings;

(c)   any patents granted in respect of the applications within (a) and/or (b) above; and

(d)   in relation to any patents falling within (a), (b) and/or (c) above, any re-issue, renewals or patent term extensions such as supplementary protection certificates thereof.

Commencement Date	12 May 2016

Competitive Product	means any product or therapy that is [**] to any Royalty Product, including any product or therapy that may be considered a [**] product or therapy or otherwise infringes any of the Patents.

Confidential Information	the terms of this Agreement and any information marked confidential obtained directly or indirectly by one Party from the other Party, or otherwise designated confidential pursuant to the terms of this Agreement.

Continuation in Part	any continuation-in-part patent application provided

(a) it was filed within [**] of the original application;

(b) it only names one or more of the Inventors;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c) the technology covered was disclosed, claimed in and dominated by the original application; and

(d) the technology is not affected by obligations to third parties.

Cross-Licensed Patents	the Cambridge Enterprise Patents.

Effective Date	the date of this Agreement as first written above.

Exploit	means, in connection with any product, process or service, to make, have made, import, export, use, sell or offer for sale, including to research, experiment, develop, commercialise, obtain and maintain regulatory approvals, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

Field	the Ocular Field, the Purespring Field and the Freeline Field.

First Commercial Sale	means the first commercial sale by the Licensee of a Royalty Product in the US or the EU pursuant to the grant of a Marketing Authorisation.

Freeline	Freeline Therapeutics Limited, a company incorporated in England with company registration number [**].

Freeline and Purespring Net Receipts	[**]

Freeline Field

gene therapies expressing complement factor I delivered by AAV vector to the liver via peripheral vein administration, direct administration to the liver via hepatic vessels (such as hepatic vein infusion or hepatic artery infusion) or via intraparenchymal administration direct to the liver wherein:-

(a)   a vector comprises in the gene expression cassette a promoter driving gene expression predominantly in liver cells; and/or

(b)   the liver is the primary site of CFI expression in the body of the gene therapy recipient.

Freeline Sub-Licence Receipts	means the sum of all payments (and the value of any non-monetary consideration) received or obtained by the Licensee as milestone and royalty consideration under the terms of the Freeline Sub-Licence.

Freeline Sub-Licence	means the exclusive patent and know-how licence agreement between the Licensee and Freeline dated 7 April 2020 as the same may be amended and/or restated from time to time.

Indemnitees	Syncona and its employees, directors and agents;

Inventor(s)	the inventor(s) named in the Patents.

Licensed Product	any product, process or use which the Licensee or its Sub-Licensees sells, supplies or makes available anywhere in the Territory and which uses or incorporates, or its development makes use of, any of the technology embodied in a Patent.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Marketing Authorisation	means in relation to a Royalty Product, those approvals necessary and sufficient from one or more competent authorities for the marketing and sale of such Royalty Product.

Net Sales Value	[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Ocular Field

(a)   diseases and conditions affecting only the eye, and

(b)   products intended to treat or prevent ocular manifestations of diseases and conditions which also affect tissues and organs other than the eye.

Parties	Syncona and the Licensee, and “Party” shall mean either of them.

Patents	(i) the patent (or, where more than one, all the patents) and the content of the patent application (or, where more than one, all the applications) referred to in Schedule 1 and (ii) all patents filed by the Licensee pursuant to clause 6.1, and in each of cases (i) and (ii), together with any patents granted pursuant to such application or applications and any continuations, Continuations in Part, extensions, reissues, divisions, divisional applications and supplementary protection certificates which derive priority from such application or applications.

Payment Period	the payment periods specified in Schedule 2.

Purespring	Purespring Therapeutics Limited, a company incorporated in England with company registration number [**].

Purespring Field

gene therapies delivered by AAV vector to the kidney via intra-renal artery administration or direct administration to other renal vessels or renal related structures such as intraurethral administration or intraparenchymal administration or peripheral vein administration direct to the kidney wherein:-

(a)   a vector comprises a promoter driving gene expression predominantly in kidney cells; and/or

(b)   the kidney is the primary site of CFI expression in the body of the gene therapy recipient.

expressing complement factor I but excluding the Ocular Field and excluding gene therapies delivered by AAV vector to the liver via peripheral vein administration, direct administration to the liver via hepatic vessels (such as hepatic vein infusion or hepatic artery infusion) or via intraparenchymal administration direct to the liver wherein:

(a)   a vector comprises in the gene expression cassette a promoter driving gene expression predominantly in liver cells; and/or

(b)   the liver is the primary site of CFI expression in the body of the gene therapy recipient.

Purespring Sub-Licence Receipts	means the sum of all payments (and the value of any non-monetary consideration) received or obtained by the Licensee as milestones and royalty consideration under the terms of the Purespring Sub-Licence.

Purespring Sub-Licence	means the patent licence agreement between the Licensee and Purespring dated 27 January 2021 as the same may be amended and/or restated from time to time.

Royalty Product	any Licensed Product in the Ocular Field that were it not for the licence granted, infringes any one or more Valid Claims of any of the Patents in the country in which it is sold.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Royalty Receipts	[**]

Royalty Term	means, on a country-by-country basis, the period commencing on the date of the First Commercial Sale in such country and ending on the date of expiry of the last Valid Claim in the relevant country.

SSA	the Subscription and Shareholders’ Agreement entered into on 12 May 2016, and made between the Licensee, Syncona, the Chancellor, Masters and Scholars of the University of Cambridge, Cambridge Enterprise and certain individuals relating to the subscription for shares in the Licensee.

Sub-Licensee	any third party granted a sub-licence of the rights granted to the Licensee or Syncona in clause 2.1 whether directly by the Licensee or Syncona (as the case may be) or through multiple levels of sub-licensing.

Syncona Field	all fields of use excluding the Ocular Field, the Freeline Field and the Purespring Field.

Term	the period specified in clause 8.1.

Territory	Worldwide

Valid Claim	a claim within (a) an issued/granted and unexpired patent; (b) a pending patent application which has not been pending for more than [**] from the date of the priority filing from which such pending application originates, and in each case which has not been withdrawn, cancelled, abandoned, disclaimed or revoked or held unpatentable, invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.

1.2	Interpretation

In this Agreement (except where the context otherwise requires):

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(a)

any reference to a clause or schedule is to the relevant clause of or schedule to this Agreement and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the clause or schedule in which it appears;

(b)	the clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

(c)

any reference to “person” or “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality);

(d)	the singular includes the plural and vice versa;

(e)	words preceding “include”, “includes”, “including” and “included” shall be construed without limitation by the words which follow those words; and

(f)

references to payments made and received by the Licensee, and products supplied by the Licensee, shall be construed as referring to payments made and received by, and products supplied by, the Licensee and the Licensee’s Affiliates.

1.3	Schedules

The schedules form part of this Agreement. If a provision of a schedule is inconsistent with a provision of this Agreement, the latter prevails.

1.4	Amendment and Restatement

With effect from the Effective Date, the terms of the Restated Original Licence (as amended) shall be amended and restated as set out in this Agreement such that this Agreement supersedes in all respects the Restated Original Licence (as amended). Nothing in this Agreement waives, discharges, releases or in any other way excuses or excludes any Party’s obligations or liabilities in respect of any accrued liabilities prior to the Effective Date.

2	Grant of rights

2.1	Licence and Cross-Licence

(a)	In consideration of the payments specified in clause 4, Syncona hereby grants to the Licensee subject to the provisions of this Agreement:

(I)	an exclusive licence under the Patents (with the right to sub-license, subject to clause 2.3 below) to Exploit the Patents in the Ocular Field in the Territory;

(II)	the right to grant Freeline an exclusive licence under the Patents to Exploit the Patents in the Freeline Field in the Territory; and

(III)	the right to grant Purespring an exclusive licence under the Patents to Exploit the Patents in the Purespring Field in the Territory.

(b)

In consideration of Syncona’s payment obligations in clause 4.11, the Licensee hereby grants to Syncona subject to the provisions of this Agreement a non-exclusive licence under the Cross-Licensed Patents (with the right to sub-license, subject to clause 2.3 below) to Exploit the Cross-Licensed Patents in the Syncona Field in the Territory.

(c)

Syncona acknowledges that the licence granted to Syncona under clause 2.1(b) to the Cambridge Enterprise Patents that are licensed to the Licensee pursuant to the Cambridge Enterprise Licence, is subject to the limitations on the licence rights granted to the Licensee under the Cambridge Enterprise Licence. Syncona shall ensure that in exercising such licence it does not cause Licensee to breach the Cambridge Enterprise Licence.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(d)	The Licensee shall not amend or modify the Cambridge Enterprise Licence without the prior written consent of Syncona, such consent not to be unreasonably withheld or delayed.

2.2	Formal licences

The Parties shall execute such formal licences as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in particular territories. In the event of any conflict in meaning between any such licence and the provisions of this Agreement, the provisions of this Agreement shall prevail. Prior to the execution of formal licences (if any) referred to in this clause, the Parties shall as far as possible have the same rights and obligations towards one another as if such licences had been granted. The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement (or any commercially sensitive information comprised in this Agreement) shall not form part of any public record.

2.3	Sub-licensing

The Parties shall be entitled to grant sub-licences of their respective rights under this Agreement (and to permit multiple levels of sub-licensing by Sub-Licensees), provided that:

(a)	each sub-licence shall

(I)

include terms which are equivalent to the applicable obligations and limitations imposed on the Licensee or Syncona (as applicable) under this Agreement as necessary to ensure the Licensee’s or Syncona’s (as applicable) ability to perform its obligations under this Agreement (including insurance obligations, the limitation of the Indemnitees’ liability and an indemnity to the Indemnitees); and

(II)	not exclude the Contracts (Rights of Third Parties) Act 1999 in respect of any of the Indemnitees or the Licensee;

(b)

each Licensee sub-licence shall terminate automatically on the termination of this Agreement for any reason, provided however that the Licensee may require Syncona, immediately upon termination, to grant each Sub-Licensee of the Licensee’s rights a new licence on terms as near identical as possible to the relevant terms of this Agreement (excluding any provisions relating to the Cross-Licensed Patents). Syncona shall not however be required to grant such a licence (i) to a Sub-Licensee whose breach has caused the termination by virtue of causing the Licensee to be in breach of this Agreement; or (ii) upon the expiry of this Agreement at the end of its term;

(c)

each Syncona sub-licence shall terminate automatically on the termination of this Agreement for any reason, provided however that Syncona may require the Licensee, immediately upon termination, to grant each Sub-Licensee of Syncona’s rights a new licence on terms as near identical as possible to the relevant terms of this Agreement (excluding any provisions relating to the Patents). The Licensee shall not however be required to grant such a licence (i) to a Sub-Licensee whose breach has caused the termination by virtue of causing Syncona to be in breach of this Agreement; or (ii) upon the expiry of this Agreement at the end of its term;

(d)

within [**] of the grant of any sub-licence the Party who granted the sub-licence (the “Sub-Licensing Party”) shall provide to the other Party a true copy of it (provided, however, that the Sub-Licensing Party shall be entitled to redact any financial information from such a copy as required by the Sub-Licensee and, without limiting the Sub-Licensing Party’s obligations under clauses 4.7 and 4.8, sensitive information);

(e)	the Sub-Licensing Party shall be responsible for its Sub-Licensees’ conduct and any breach of a sub-licence as if it had been a breach by the Sub-Licensing Party under this Agreement;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(f)

for the avoidance of doubt, all Sub-Licensees shall be treated as sub-licensees of the Licensee or Syncona (as the case may be) for the purposes of this Agreement, whether the rights are granted directly by the Licensee or Syncona (as the case may be) or by any of its Sub-Licensees;

(g)	the Licensee shall not sub-license any of the Patents for Exploitation within the Freeline Field except to Freeline and solely pursuant to the Freeline Sub-Licence;

(h)	the Licensee shall not sub-license any of the Patents for Exploitation within the Purespring Field except to Purespring and solely pursuant to the Purespring Sub-Licence; and

(i)

for the avoidance of doubt clause 2.3(g) shall not in any way prejudice Freeline’s right to grant sub-licences pursuant to the Freeline Sub-Licence and clause 2.3(h) shall not in any way prejudice Purespring’s right to grant sub-licences pursuant to the Purespring Sub-Licence.

2.4	Ocular Field extension

If, during the Term, the Licensee requests an expansion of the Ocular Field (such addition to the Ocular Field being the “Additional Field”) in order to enable the Licensee to further enhance its development and commercialisation of the technology embodied in the Patents, and at the time of such request Syncona has not granted rights under the Patents and/or an option over any of the Patents to any third party in such Additional Field, then the Parties shall meet (in person, by videoconference, or by teleconference) to consider in good faith whether the Ocular Field could be expanded to include the Additional Field.

2.5	Termination of the Freeline and Purespring Sub-Licences

(a)

Upon termination of the Freeline Sub-Licence for any reason, the Licensee shall have no further right or licence under the Patents in the Freeline Field and the definition of Syncona Field shall be automatically amended to include the Freeline Field. The Licensee shall notify Syncona of such termination promptly following its occurrence. Syncona shall comply with the provisions of clause 8.5 of the Freeline Sub-Licence.

(b)

Upon termination of the Purespring Sub-Licence for any reason, the Licensee shall have no further right or licence under the Patents in the Purespring Field and the definition of Syncona Field shall be automatically amended to include the Purespring Field. The Licensee shall notify Syncona of such termination promptly following its occurrence. Syncona shall comply with the provisions of clause 8.5 of the Purespring Sub-Licence.

2.6	Amendment of the Freeline and Purespring Sub-Licences

(a)

The Licensee shall not without Syncona’s prior written consent amend or restate, or waive any rights in respect of royalties or milestones under, or terminate, either of the Freeline Sub-Licence or the Purespring Sub-Licence.

(b)

The Licensee shall take such action as Syncona may reasonably request to enforce obligations to pay royalties or milestones in the Freeline Sub-Licence and the Purespring Sub-Licence, subject to Syncona providing security to the Licensee against any claim, liability, costs, expenses, damages or losses which may be incurred in taking such action.

(c)

In the event that an amendment or restatement is made (with Syncona’s prior written consent) that amends the scope of (i) the licensed field in the Freeline Sub-Licence or (ii) the licensed field in the Purespring Sub-Licence, the definition of the Freeline Field or the Purespring Field (as the case may be) shall be automatically amended to match the amended scope of the licensed field.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

3	Confidentiality

3.1	Confidentiality

No Confidential Information disclosed by one party (“Disclosing Party”) to the other party (“Recipient Party”) under this Agreement may be disclosed by the Recipient Party to any person except:

(a)	employees, officers, directors, auditors, or subcontractors of the Recipient Party requiring the Confidential Information for the purposes of this Agreement;

(b)	with the prior written consent of the Disclosing Party which consent may be given or withheld in its absolute discretion;

(c)	to actual or potential customers or sub-licensees for Licensed Products in so far as such disclosure is necessary to promote the sale or use of Licensed Products;

(d)	if the Recipient Party is advised it is required to do so by law (including the Freedom of Information Act 2000 or Environmental Information Regulations) or stock exchange;

(e)	if the Recipient Party is required to do so in connection with legal proceedings relating to this Agreement.

3.2	Use of Confidential Information

No Confidential Information of the Disclosing Party may be used by the Recipient Party for any purpose other than the performance of the Recipient Party’s obligations or the exercise of the Recipient Party’s rights under this Agreement.

3.3	Disclosing Confidential Information

Any Party disclosing Confidential Information under clause 3.1(a), 3.1(b) or 3.1(c) must use all reasonable endeavours to ensure that persons receiving Confidential Information from it

(a)	do not disclose or use the Confidential Information except in the circumstances permitted in clauses 3.1 and 3.2 and

(b)	sign a written confidentiality undertaking on terms as least as restrictive as that binding the Recipient Party.

3.4	Exceptions to confidentiality obligations

(a)	Clauses 3.1, 3.2 and 3.3 do not apply to Confidential Information which:

(I)	is in or becomes part of the public domain other than through breach of this Agreement or an obligation of confidence owed to the Disclosing Party;

(II)

the Recipient Party can prove by contemporaneous written documentation was already known to it at the time of disclosure by the Disclosing Party (unless that knowledge arose from disclosure of information in breach of an obligation of confidence);

(III)	is received by the Recipient Party without restriction on disclosure or use from a third party lawfully entitled to make the disclosure without such restrictions; or

(IV)

is developed by any of the Recipient Party’s directors, officers, employees, contractors and advisors who have not had any direct or indirect access to, or use or knowledge of, the Confidential Information of the Disclosing Party.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

3.5	Return of Confidential Information and survival of confidentiality obligations

(a)

The Recipient Party must return promptly to the Disclosing Party if so requested all documents or other materials containing or referring to Confidential Information which are in the Recipient Party’s possession, power or control or in the possession, power or control of persons who have received Confidential Information from the Recipient Party under clause 3.1(a) 3.1(b) or 3.1(c).

(b)	The provisions of clauses 3.2 to 3.5 inclusive will survive the expiry or earlier termination (for whatever reason) of this Agreement for a period of [**].

3.6	Relationship with Clause 18 of the SSA

The Parties acknowledge that the SSA also contains confidentiality provisions and agree that, in the event of any conflict between clause 3 of this Agreement and clause 18 of the SSA, clause 18 of the SSA shall prevail.

4	Payments

4.1	Initial payment and reimbursement of patent costs

The Parties acknowledge that the Licensee paid to Syncona Management LLP the sum of £[**] in reimbursement of external receipted costs in connection with [**] prior to the Commencement Date.

4.2	Net Sales Value Reporting and Royalty Receipts Reporting

The Licensee must report to Syncona in good faith in accordance with Clause 4.7:

(a)	all disposals of Royalty Products by Licensee, and report clearly where indirect or non-monetary consideration is accepted by Licensee for any Royalty Product;

(b)	the amount of all Royalty Receipts received by Licensee; and

(c)	the amount of Freeline Sub-Licence Receipts and Purespring Sub-Licence Receipts received by the Licensee and the calculation of Freeline and Purespring Net Receipts.

4.3	Royalties; Royalty Receipts; Freeline and Purespring Net Receipts

(a)	Royalties on Royalty Products

The Licensee shall pay Syncona a royalty on each Royalty Product or part of one at a rate of [**] of the Net Sales Value received by the Licensee.

Royalties under this Clause 4.3(a) shall be payable on a Royalty Product-by-Royalty Product and country-by-country basis until the end of the Royalty Term for the relevant Royalty Product and country. For the avoidance of doubt, no royalty shall be payable for sales of any product in a country in which no Valid Claim subsists. In addition, the Parties agree that, without prejudice to the Licensee’s obligation to pay to Syncona the Freeline and Purespring Net Receipts pursuant to Clause 4.3(c), no royalty shall be payable by the Licensee under this Agreement in relation to any Royalty Product that is an adeno-associated virus Complement Factor I product that is:

(I)

delivered by peripheral vein infusion, direct administration to the liver via hepatic vessels (such as hepatic vein infusion or hepatic artery infusion) or via intraparenchymal administration direct to the liver (“Systemic AAV.CFI”) wherein:

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

a.	a vector comprises in the gene expression cassette a promoter driving gene expression predominantly in liver cells; and/or

b.	the liver is the primary site of CFI expression in the body of the gene therapy recipient; or

(II)

delivered to the kidney via intra-renal artery administration or direct administration to other renal vessels or renal related structures such as intraurethral administration or intraparenchymal administration or peripheral vein administration direct to the kidney wherein:

a.	a vector comprises a promoter driving gene expression predominantly in kidney cells; and/or

b.	the kidney is the primary site of CFI expression in the body of the gene therapy recipient.

(b)	Royalty Receipts payments

The Licensee shall, within 30 days of the end of each Calendar Quarter, pay Syncona a royalty of [**] of Royalty Receipts during the Term.

(c)	Freeline and Purespring Net Receipts

The Licensee shall, within 30 days of the end of each Calendar Quarter and until the expiry or termination of the last to survive of the Freeline Sub-Licence and the Purespring Sub-Licence, pay Syncona an amount equal to the Freeline and Purespring Net Receipts in respect of the relevant Calendar Quarter.

(d)	For clarity, Clause 4.3(a) shall not apply to sales of a product made by a Sub-Licensee of the Licensee in the Ocular Field

4.4	Royalty Stacking

During the Term:

(a)

if the Licensee has taken a licence under patent(s) or patent application(s) of Cambridge Enterprise under the Cambridge Enterprise Licence in order to avoid infringing such patent(s) or patent application(s) by the use, development, manufacture, supply, sale or making available of Royalty Products, and the Licensee must pay consideration or royalties in relation to such licence, the royalties payable under Clause 4.3(a) of this Agreement shall be reduced by [**] of the amount paid under such licence in respect of the relevant Royalty Product(s); and /or

(b)

if the Licensee or its Affiliates take a licence [**] in order to avoid infringing any trade secrets, confidential information or patent rights, or to enable the use of any proprietary information in, the use, development, manufacture, supply, sale or making available of Royalty Products (including delivery devices for such Royalty Products), and the Licensee must pay consideration or royalties in relation to such licence, the royalties payable under Clause 4.3(a) of this Agreement shall be reduced by [**] of the amount paid under such licence in respect of the relevant Royalty Product(s);

provided always that the amount of royalty payable by the Licensee to Syncona in any year shall not be reduced below [**] of the Net Sales Value for that year.

This provision does not apply to patents developed by Licensee and subsequently assigned or licensed to third parties.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c)

any reduction applicable under (a) or (b) above shall be calculated first in accordance with the terms of this Agreement before calculating any applicable reduction for royalty stacking under the Cambridge Enterprise Licence.

4.5	Payment terms

(a)	Payments shall be made in accordance with Schedule 2 Part A.

(b)	All consideration and any other monies due under this Agreement are [**]. All payments shall:

(I)	be made in pounds sterling by telegraphic transfer to the account of Syncona notified to the Licensee by Syncona in writing for this purpose from time to time;

(II)

in the event of a change in the national currency of the United Kingdom, be converted from pounds sterling into the new national currency of the United Kingdom at the buying rate of such new currency as quoted by [**] in London on the day when such currency change comes into force;

(III)

in the case of monies received by the Licensee from sales or sub-licensing in a currency other than pounds sterling, be calculated in the other currency and then converted into the national currency of the United Kingdom [**] of the Payment Period with respect to which the payment is made;

(IV)	be made by the due date, failing which Syncona may charge interest on any outstanding amount on a daily basis, [**], from the day after the due date until payment [**]; and

(V)	be made [**] of taxes, charges or duties, including bank charges or income tax.

4.6	Equity

(a)

The Parties acknowledge that on the Commencement Date the Licensee issued to Syncona LLP (at the direction of Syncona Management LLP) a total of 750,000 of its ordinary B shares (the “Shares”) in the name of Syncona LLP and Syncona LLP paid the par value for the Shares at £0.00001 per share.

(b)

The Licensee undertakes to Syncona that, at the Commencement Date, the Shares will represent not less than [**] of Licensee’s issued share capital calculated on a “Fully Diluted Basis”. For purposes of this clause “Fully Diluted Basis” shall mean [**].

4.7	Financial Reports

(a)

Financial reports (including nil reports) are required as set out in Schedule 2 when the first sale of a Royalty Product occurs, annually beforehand, or (if earlier) when the first Royalty Receipts, Freeline Sub-Licence Receipts and/or Purespring Sub-Licence Receipts are received by the Licensee, and when a payment is made.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

[**]

4.8	Records

(a)

The Licensee shall keep at its normal place of business all information used to calculate payments due to Syncona under this Agreement including detailed and up to date records and accounts showing the quantity, description and value of Licensed Products sold by it on a country by country basis. The Licensee shall keep these records separate or otherwise make them extractable easily from its other business records and shall not dispose of them until after the sixth anniversary of their creation.

(b)

The Licensee shall make such information available, on reasonable notice, for audit during business hours by Syncona staff or, as Syncona may decide, Syncona’s duly authorised representative for the purpose of verifying the accuracy of any report given by the Licensee to Syncona under this clause 4. Syncona shall be responsible for its representative’s professional charges unless the representative certifies that there is a shortfall of more than [**] in any financial statement, in which case the Licensee shall pay the charges in respect of that inspection. The Licensee shall pay any underpayment identified by Syncona staff or its representative within [**] of receipt of Syncona’s invoice requiring payment for the same.

(c)

The Licensee shall at Syncona’s request exercise its rights under clause 4.9 of the Freeline Sub-Licence and clause 4.10 of the Purespring Sub-Licence, including appointing an authorised representative nominated by Syncona.

4.9	[**] under the Freeline Sub-Licence and the Purespring Sub-Licence

If Syncona reaches an agreement in principle with Freeline or Purespring to [**] to the Licensee pursuant to the Freeline Sub-Licence or the Purespring Sub-Licence (as applicable), then upon Syncona’s request the Licensee shall enter into an amendment agreement implementing such [**]. The Licensee shall not be obliged to enter into such an amendment agreement if [**] in respect of a royalty product than the Licensee is obliged [**] to Cambridge Enterprise pursuant to the Cambridge Enterprise Licence in respect of the same royalty product (if [**] Cambridge Enterprise in respect of that royalty product).

4.10	Structuring payments in the Licensee’s sub-licences

The Licensee shall not structure any sub-licence of any of the rights granted to the Licensee in clause 2.1(a) so as to artificially reduce or limit the payments that would otherwise have been due to be paid to Syncona pursuant to this Agreement had the Licensee and Sub-Licensee entered into an arms length sub-licensing arrangement on commercially reasonable terms.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

4.11	Compensation of [**]

(a)

Syncona shall compensate the Licensee for [**] in respect of sales made by Syncona or any of Syncona’s Sub-Licensees of Royalty Products [**]. For clarity, such compensation shall: (i) apply only in respect of [**]; and (ii) be subject to [**]. Syncona shall make such payments to the Licensee in full in sufficient time to enable Licensee to [**].

(b)

Syncona shall provide the Licensee with the information in respect of the sales of products referred to in sub-clause (a) that the Licensee requires and in sufficient time to enable Licensee to comply with the financial reporting obligations under the Cambridge Enterprise Licence.

5	Commercialisation obligations

5.1	Commercialisation

The Licensee shall use its commercially reasonable endeavours to develop a therapeutic product to deliver Complement Factors via sub-retinal injection of adeno-associated virus (AAV) and shall report annually on this effort.

6	Intellectual property

6.1	Patent protection

The Licensee shall [**]:

(a)

be responsible for the ongoing filing, prosecution and maintenance of the patent applications listed in Schedule 1, and shall do so in its sole but reasonable discretion, subject to clause 6.1(d) and 6.1(e), recognising the commercial value, advantage and monopoly achievable and attributable to the Patents;

(b)	[**] in respect of the Patents as and when due;

(c)	ensure that Syncona receives copies of all material correspondence concerning each patent application listed in Schedule 1;

(d)

consult with Syncona in relation to the filing, prosecution and maintenance of the Patents, and provide Syncona with drafts of all proposed filings relating to the Patents in sufficient time before they are due to allow Syncona to review and comment upon such filings. The Licensee shall reasonably consider all such comments in good faith;

(e)	give Syncona an opportunity to make comments on the Licensee’s filing, prosecution and maintenance and defence strategy with respect to any Patents which:

(I)	claim or cover, generically or specifically, use of a product or process as a method of treatment in the Syncona Field, or

(II)	contain claims being prosecuted at the relevant time which claim or cover, generically or specifically, use of a product or process as a method of treatment in the Syncona Field,

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

in each case without prejudice to whether the Patent also claims such aspects within the Field. For the avoidance of doubt, such comments may also include comments on the choice of countries or territories in which the Licensee seeks protection under the Patents. The Licensee shall reasonably consider and take into account all such comments in good faith; and

(f)

Syncona shall grant the Licensee and its agents such powers of attorney and other permissions as the Licensee may reasonably require in order to carry out the filing, prosecution and maintenance of patents and patent applications pursuant to this clause 6.1.

6.2	Infringement of the Patents

(a)	Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Patents.

(b)

Subject to clause 6.2(c), the Licensee shall be entitled to take legal or other action against any third party to enforce the Patents in respect of infringements in the Field at its sole expense and in its sole discretion .

If required by law Syncona shall agree to be joined in any such legal action (and may elect to take part in the proceedings) at the expense of the Licensee subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability. Syncona shall have the right to be separately represented in any legal action by its own counsel at its own expense.

(c)

Before starting legal action in accordance with sub-clause 6.2(b) or agreeing to any settlement, the Licensee shall consult Syncona and take its views into account about the advisability of the action or settlement.

(d)	Any monetary recovery from any such legal or other action shall be dealt with as follows:

[**]

(e)	Syncona shall retain the sole right and sole discretion to take any action against an infringer or potential infringer of any of the Patents in the Syncona Field, subject to the following:

(I)	Syncona shall have obtained advice from experienced patent counsel that infringement proceedings stand a reasonable chance of success;

(II)	Syncona shall first discuss the matter and the advice received from patent counsel with the Licensee; and

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(III)	Syncona shall reasonably take in to account the Licensee’s views about the advisability of any action.

6.3	Infringement of third party rights

(a)

If any warning letter or other notice of infringement is received by a Party, or legal action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Patents, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

(b)

The Licensee shall have the right but not the obligation to defend such action and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Patent, the consent of Syncona must be obtained before taking such action or making such settlement.

6.4	Cross-Licensed Patent Prosecution

The Licensee shall [**] be responsible for the ongoing filing, prosecution, maintenance, defence and enforcement of the Cross-Licensed Patents, and shall do so in its sole discretion. Syncona shall not have any right to take any action against an infringer or potential infringer of any of the Cross-Licensed Patents in the Syncona Field. Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Cross-Licensed Patents.

7	Warranties and liability

7.1	Status of technology embodied in the Patent and responsibility for development of Licensed Products

The Parties acknowledge that the technology embodied in the Patent is at an early stage of development, that it is provided “as is” and specific results cannot be guaranteed. The Licensee shall be exclusively responsible for the technical and commercial development and manufacture of Licensed Products and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Royalty Products sold or supplied.

7.2	Syncona representations and warranties

(a)	Syncona represents and warrants as at the Commencement Date that:

(I)

it has not granted, or agreed to grant, any licences or entered into any agreements which may adversely affect or conflict with this Agreement and/or with any of the licences granted hereunder and/or options to licences granted hereunder; and

(II)

it has not granted, or agreed to grant, any assurance or waiver not to enforce in respect of any of the intellectual property exclusively licensed hereunder in so far as such consents, assurances or waivers would enable a third party to develop, free of infringement, any product or therapy that is covered by or has been developed using or uses any of the intellectual property exclusively licensed hereunder.

(b)	Except as provided by clause 7.2(a) Syncona makes no representations or warranties of any kind, express or implied, concerning the Patent and the technology embodied therein including

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

[**]

(c)	All conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

7.3	Liability and indemnity

(a)	The limitations and exclusions in this Agreement shall not apply in respect of claims for [**]

(b)

In respect of any damages or expenses of whatsoever nature and howsoever arising (including [**]) in connection with [**] in no circumstances shall the Indemnitees or the Licensee be liable for [**], provided however that this limitations shall not apply in relation to [**].

(c)

Notwithstanding anything else in this Agreement, and subject to Syncona’s compliance with clause 7.3(e), the Licensee shall indemnify the Indemnitees in full against all demands, claims, judgements and liability (howsoever arising [**]) for damages, costs, expenses or any other loss of whatsoever nature including [**], save that the Licensee shall not indemnify or hold Syncona harmless in respect of any claim or allegation to the extent that [**]

The indemnity also extends to [**]. Nothing in this sub-clause shall prevent the Licensee recovering from Syncona, subject to the exclusions and limitations set out this Agreement, damages due to the Licensee for [**].

(d)

Notwithstanding anything else in this Agreement, and subject to the Licensee complying with clause 7.3(f), Syncona shall indemnify the Licensee in full against all sums the Licensee is required to pay under [**] which relates to or arises (I) from use by Syncona or any of its Sub-Licensees or any end user of [**], or (II) in connection with [**].

(e)

If any third party makes a claim, or notifies an intention to make a claim, against an Indemnitee which may reasonably be considered likely to give rise to a liability under the indemnity at clause 7.3(c) (“Syncona Claim”), Syncona shall:

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(I)	[**], give written notice of the Syncona Claim to the Licensee, specifying the nature of the Syncona Claim in reasonable detail;

(II)

not make any admission of liability, agreement or compromise in relation to the Syncona Claim [**], provided that Syncona may settle the Syncona Claim (after giving prior written notice of the terms of settlement (to the extent legally possible) to the Licensee, but without obtaining the Licensee’s consent) [**];

(III)

give the Licensee and its professional advisers access [**] to its premises and its officers, directors, employees, agents, representatives or advisers, and to any relevant assets, accounts, documents and records within the power or control of the Indemnitee, so as to enable the Licensee and its professional advisers to examine them and to take copies (at the Licensee’s expense) for the purpose of assessing the Syncona Claim; and

(IV)

subject to the Licensee providing security to Syncona against any claim, liability, costs, expenses, damages or losses which may be incurred, take such action [**] to avoid, dispute, compromise or defend the Syncona Claim.

Syncona shall have the right to take over conduct of any Syncona Claim at any time by serving written notice on the Licensee. In the event that Syncona serves notice to take over conduct of any Syncona Claim, the Licensee’s obligation to indemnify the Indemnitee shall [**].

(f)

If [**] makes a claim, or notifies an intention to make a claim, against the Licensee which may reasonably be considered likely to give rise to a liability under the indemnity at clause 7.3(d) (“[**] Claim”), the Licensee shall:

(I)	[**], give written notice of the [**] Claim to Syncona, including a copy of the notice from the [**] making the [**] Claim;

(II)	[**], provide a copy of any other communication from or on behalf of the [**] relating to the [**] Claim;

(III)	not consent to any admission of liability, agreement or compromise by the [**] in relation to the [**] Claim [**];

(IV)	allow Syncona and its professional advisers to [**] to the extent permitted by the [**], or [**]; and

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(V)

subject to Syncona providing security to the Licensee to the Licensee’s reasonable satisfaction against any claim, liability, costs, expenses, damages or losses which may be incurred, [**] and [**] to avoid, dispute, compromise or defend the [**] Claim.

References in this clause 7.3(f) to a [**] include [**] acting on behalf of a [**].

8	Duration and termination

8.1	Term

This Agreement, and the licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this clause 8, shall continue in force until the latest of (i) the date on which all the granted Patents have expired or been revoked without a right of further appeal, (ii) the date of expiry or termination of the last to survive of the Freeline Sub-Licence and the Purespring Sub-Licence and (iii) the date on which all the granted Cross-Licensed Patents have expired or been revoked without a right of further appeal, and on such date this Agreement and the licences granted hereunder shall become fully paid-up, perpetual and irrevocable.

8.2	Early termination by the Licensee

The Licensee may terminate the licence of the Patents under this Agreement at any time on [**] notice in writing to Syncona.

8.3	Early termination by either Party

Without prejudice to any other right or remedy, either Party may by written notice to the other Party terminate this Agreement at any time, if any of the following events occur:

(a)

the other Party has materially breached this Agreement (and for the avoidance of doubt non-payment by the Licensee under clause 4 shall be deemed a material breach) and, in case of a remediable breach other than a persistent breach, has failed to remedy that breach within [**] of the date of service of a written notice from the other Party specifying the breach and requiring that it be remedied;

(b)

the other Party ceases to carry on business, is declared bankrupt, or an order is made or a resolution passed for the winding up of that other Party or for the appointment of an administrator, receiver, liquidator or manager of that other Party; or

(c)	if the force majeure event as defined in clause 9.1 continues for longer than [**].

8.4	Consequences of termination

(a)	Upon termination of this Agreement for any reason otherwise than in accordance with clause 8.1:

(I)

(except where Syncona terminates pursuant to a breach of clause 3) the Licensee and its Sub-Licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under clause 4.3) any unsold or unused stocks of the Licensed Products;

(II)	subject to paragraph 8.4(a)(I) above, the Licensee shall no longer be licensed to use or otherwise exploit in any way either directly or indirectly the Patent;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(III)	subject to paragraph 8.4(a)(I) above, the Licensee shall consent to the cancellation of any formal licence granted to it or of any registration of it in any register in relation to the Patent; and

(IV)

(except where Licensee terminates pursuant to a breach of clause 3) Syncona and its Sub-Licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under clause 4.3) any unsold or unused stocks of any products that, were it not for the licence granted, infringe any one or more Valid Claims of any of the Cross-Licensed Patents in the country in which it is sold;

(V)	subject to paragraph 8.4(a)(IV) above, Syncona shall no longer be licensed to use or otherwise exploit in any way either directly or indirectly the Cross-Licensed Patents;

(VI)

subject to paragraph 8.4(a)(IV) above, Syncona shall consent to the cancellation of any formal licence granted to it or of any registration of it in any register in relation to the Cross-Licensed Patents; and

(VII)

each Party shall return to the other (or destroy at the other’s request) all Confidential Information disclosed to it by the other and all materials containing any Confidential Information in its possession or control (including, in the case of the Licensee, in the possession or control of its Sub-Licensees).

(b)

upon Syncona’s request, the Parties shall negotiate in good faith the terms of an agreement between them on reasonable commercial terms to enable Syncona to arrange for the further exploitation of the technology embodied in the Patent and Licensed Products as they exist at the date of termination including to provide Syncona with details of all technical processes, improvements, information, know-how and results created or developed by the Licensee or its sub-contractors or Sub-Licensees. The expiry or termination of this Agreement does not affect any rights or obligations of either Party which have arisen or accrued up to and including the date of expiry or termination including the right to payment under this Agreement.

(c)

Clauses 1, 2.3(e), 3.2 to 3.5, 4 (in respect of payments due on or before termination or under clauses 4.3(c) or 8.4(a)(I)), 4.8, 4.11, 6.4, 7, 8.4, 8.5 and 9 survive expiry or termination (for whatever reason).

(d)	Dispute resolution

The Parties agree that should any dispute arise between them in relation to this Agreement they shall meet as soon as practicable and negotiate in good faith with a view to achieving a reasonable resolution of the dispute.

If the Parties are unable to settle any dispute by negotiation within [**] of meeting, the Parties will attempt to settle it by mediation in accordance with the Centre for Effective Dispute Resolution (CEDR) Model Mediation Procedure.

To initiate a mediation a Party must give notice in writing to the other Party, requesting a mediation in accordance with this clause 8.4(d).

Nothing in this clause 8.4(d) shall prevent either Party from applying for injunctive relief to restrain any actual or potential breach of this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

8.5	Termination of Cambridge Enterprise Licence

If the Cambridge Enterprise Licence is terminated, the licence granted by the Licensee to Syncona under clause 2.1(b) shall automatically cease, provided that the Licensee shall require that Cambridge Enterprise complies with clause 2.3(b) of the Cambridge Enterprise Licence.

9	General

9.1	Force majeure

(a)

Notwithstanding any other provision of this Agreement, no Party need act if it is impossible to act due to force majeure, meaning any cause beyond its control (including war, riot, natural disaster or law taking effect after the Commencement Date). A Party affected by force majeure agrees to notify the other Party promptly after it determines that it is unable to act.

(b)

A Party has no responsibility or liability for any loss or expense suffered or incurred by the other Party as a result of its not acting for so long as the force majeure under clause 9.1 continues. However, the non-performing Party agrees to make reasonable efforts to avoid or remove the circumstances giving rise to the force majeure and agrees to continue performance under this Agreement promptly when they are removed.

9.2	Assignment

(a)

Syncona may assign the whole or any of its rights and obligations under this Agreement provided that Syncona’s assignee shall undertake to be bound by and perform Syncona’s obligations under this Agreement. Syncona shall notify the Licensee of any assignment under this Agreement.

(b)

The Licensee may assign all its rights and obligations under this Agreement provided the assignee undertakes to Syncona to be bound by and perform the obligations of the Licensee under this Agreement and is capable of performing such obligations. The Licensee shall notify Syncona of any such assignment.

9.3	Waiver

A provision of this Agreement or any right created under it cannot be waived or varied except in writing signed by the Parties.

9.4	Invalid clauses

If the whole or any part of a provision of this Agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this Agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this Agreement or is contrary to public policy.

9.5	No agency

Nothing in this Agreement shall be construed as creating any agency, partnership or other form of joint enterprise between the Parties and neither Party has the authority to act for or bind the other Party in any way.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

9.6	Notices

Any notice to be given under this Agreement shall be in writing and delivered by hand, prepaid registered post or email to the other Party at the address or email address set out below or to such other address or email address as either Party may specify in writing to the other.

Notices to Syncona	Attention: Company Secretary Syncona IP Holdco Limited [**] Email: [**]

Notices to Licensee	Attention: General Counsel Gyroscope Therapeutics Limited [**] Email: [**]

Notices are deemed to have been given:

(a)

if delivered by hand, at the time of the delivery unless delivered after 5pm in the place of receipt or on a non-business day, in which case the notice is deemed to have been given at 9am the next business day;

(b)	if sent by pre-paid first class post from within the United Kingdom, three business days after posting (or seven business days if posted from outside the United Kingdom); and

(c)

if sent by email, at the time the email was sent unless received after 5pm in the place of receipt or on a non-business day, in which case the notice is deemed to have been given at 9am the next business day.

9.7	Law and jurisdiction

This Agreement and any documents to be entered into pursuant to it shall be governed by and construed in accordance with English law and each Party irrevocably submits to the exclusive jurisdiction of the courts of England over any claim or matter arising under or in connection with this Agreement and the documents entered into pursuant to it except that a Party may seek an interim injunction for enforcement of intellectual property rights as described in clause 8.4(d) in any court of competent jurisdiction.

9.8	Further action

Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

9.9	Announcements

A Party may not make press or other announcements or releases relating to this Agreement or the transactions the subject of this Agreement without the approval of the other Party to the form and manner of the announcement or release unless and to the extent that the announcement or release is required to be made by law or by a stock exchange.

9.10	Entire agreement

This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all negotiations, understandings or previous agreement between the Parties relating to the subject matter of this Agreement. Nothing in this Agreement, including this clause and clause 7.2, shall operate to limit or exclude liability for fraud or fraudulent misrepresentation.

9.11	Restated Original Licence

The Parties agree that this Agreement supersedes in all respects the Restated Original Licence (as amended).

9.12	Third party rights

No term of this Agreement shall be enforceable under that the Contracts (Rights of Third Parties) Act 1999 (the Act) by a person who is not a party to this Agreement, but this shall not affect any right or remedy of any third party which exists or is available other than under that Act. Notwithstanding that any term of this Agreement may be or become enforceable under that Act by a person which is not a party to it, this Agreement may be amended in any respect, or suspended, cancelled or terminated by agreement in writing between the Parties, in each case without the consent of such third party.

9.13	Insurance

Without prejudice to its obligations under clause 7.3(c), the Licensee shall take out with a reputable insurance company and maintain at all times during the Term public and product liability and professional indemnity insurance including against all loss of and damage to property (whether real personal or intellectual) and injury to persons including death arising out of or in connection with this Agreement and the Licensee’s and its Sub-Licensees’ use of the Patents and use, sale of or any other dealing in any of the Licensed Products. Such insurances shall be at a level which reflects the scale of activity in relation to the field of gene therapy, not exclude litigation in England, and the public and product liability insurance shall include an indemnity to principals clause in favour of Syncona. Subject thereto, cover may be limited in respect of one claim provided that such limit must be at least [**] for public and product liability and [**] for professional indemnity insurance. Professional indemnity insurance shall continue to be maintained for a further [**] from the end of the Term.

9.14	Legal Compliance

The Licensee shall comply with the following (and any amendment or re-enactment): all statutes, bye laws, regulations, codes of practice, European and other directives and provisions and all professional rules and standards to be observed and performed in connection with the development, manufacture and sale or making available of Licensed Products.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

AGREED by the parties through their authorised signatories:-

For and on behalf of SYNCONA IP HOLDCO LIMITED	For and on behalf of GYROSCOPE THERAPEUTICS LIMITED

Signed	Signed

Print name	Print name

Title	Title

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedule 1

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedule 2

Part A: Payment and Report Schedule

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Part B: Financial Report Format

[**]